Exhibit 6.3

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                        PRECISION PLASTICS MOLDING, INC.
                                       AND
                                DAVID D. WESTFERE

     AGREEMENT made this 1st day of June, 1998 to be effective June 1, 1998, between Precision Plastics Molding, Inc., incorporated in the state of Nevada and having principal place of business in Tempe, Arizona, hereinafter referred to as the Employer, and David D. Westfere of Tempe, AZ, hereinafter referred to as the Employee.

                                    ARTICLE 1
                               TERM OF EMPLOYMENT

     1.01 The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer for an initial term of three (3) years beginning on the first day of June, 1998; with said term renewable for additional three (3) year terms unless prior written notice to the contrary is given by one party to the other at least ninety (90) days prior to the expiration of the initial term or any renewal thereof, subject to prior termination as hereinafter provided.

                                    ARTICLE 2
                               DUTIES OF EMPLOYEE

     2.01 DUTIES. The Employee is hereby employed as a Director and Chief Executive Officer and shall work at Precision Plastics Molding, Inc. located at Tempe, Arizona and at such other place or places as may be reasonably directed by the Employer. The duties to be performed by the Employee are set forth on Schedule A, attached hereto and made a part hereof.

     2.02 CHANGE OF DUTIES-MUTUAL CONSENT. The duties and titles of the Employee may be reasonably changed from time to time by the mutual consent of the Employer and the Employee without resulting in the recission of this Agreement. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

     2.03 CHANGE OF DUTIES IF EMPLOYEE DISABLED. If the Employee at any time during the term of this Agreement should be unable, because of personal injury, illness, or any other cause to perform his duties under this Agreement, the Employer, in its sole discretion, may assign the Employee to other duties which are commensurate with the Employee's ability to perform. If the Employee is unwilling to accept the modification in duties by the Employer, this Agreement shall terminate ten (10) days thereafter, and such termination shall be considered to be termination for good reason for purposes of Article 6 hereof.

     2.04 PLACE OF PERFORMANCE. At the commencement of his employment, the Employee shall perform his duties at the office of the Employer, located at

Tempe, Arizona. However, at any time deemed necessary or advisable by the Employer for business purposes, the Employee shall work at such other place or places as may be reasonably determined by the Employer.

     2.05 ENGAGING IN OTHER ACTIVITIES. During the term of this Agreement, the Employee will devote a portion of his business time and attention to the affairs of the Employer provided, however, the Employee may serve as a director of other corporations and may engage in other business and professional activities, whether as an investor or otherwise, to the extent that they do not substantially interfere with the performance of his duties.

                                    ARTICLE 3
                                  COMPENSATION

     3.01 BASIC COMPENSATION. As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a basic salary with terms of payment described on Schedule B, attached hereto and made a part hereof.

     3.02 COST OF LIVING INCREASE. The basic salary provided herein shall be adjusted annually to reflect the increase, if any, in the cost of living by adding to such basic salary an amount obtained by multiplying the basic salary by the percentage by which the level of the Consumer Price Index for the relevant or nearest Metropolitan Area, as reported for the last day of such annual period by the Bureau of Labor Statistics for the United States Department of Labor, has increased over its level as of the commencement date of this Agreement.

     Following the end of each year of this Agreement, and within thirty (30) days after the release by the Bureau of Labor Statistics of the figure for such year, the Employer shall pay to the Employee the amount of any additional compensation to which he is entitled on account of adjustment herein above provided.

                                    ARTICLE 4
                          EMPLOYEE BENEFITS AND BONUSES

     4.01 BONUS. For each fiscal year of the Employer in which the annual performance requirements of the Employee and/or business, as set forth on Schedule C, attached hereto and made a part hereof, are met, the Employee shall be entitled to receive a bonus. This bonus shall be in addition to any other compensation to which the Employee may be entitled under this Agreement, and shall be paid within thirty (30) days following completion of the Employer's fiscal year audit, review or compilation by its outside accountants or within one hundred twenty (120) days after the end of the fiscal year, whichever is earlier.

     4.02 VACATION PAY. The Employee shall be entitled to an annual vacation with pay as set forth in Schedule D, attached hereto and made a part hereof. The time for such vacation shall be selected by the Employee and approved by the Employer, and must be taken within one (1) year after it is accrued. In lieu of the vacation leave hereinbefore specified, the Employee may elect to receive payment of the whole or any portion of the vacation time to which he is entitled

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
as of the date of this Agreement, such vacation time to be valued at the amount of salary valued under Schedule B, as adjusted for cost of living, earned by the Employee during the equivalent period of time.

     4.03 HOLIDAYS. The Employee shall be entitled to a holiday, with full pay, on those days set forth on Schedule D, attached hereto and made a part hereof.

     4.04 PAID SICK LEAVE. The Employee shall be entitled to sick leave with full pay as set forth on Schedule D, attached hereto and made a part hereof.

     4.05 INSURANCE. Employer shall offer Employee health and dental insurance coverage at Employer's cost.

                                    ARTICLE 5
                       REIMBURSEMENT OF EMPLOYEE EXPENSES

     5.01 BUSINESS EXPENSES. The Employer in accordance with the procedural rules and regulations that it may issue from time to time shall reimburse the Employee for all business expenses incurred in the performance of his duties.

     5.02 MOVING EXPENSES. In the event that the Employee during the term of this Agreement is transferred by the Employer to a new principal place of work, the Employer shall be liable for all moving and traveling expenses.

                                    ARTICLE 6
                                   TERMINATION

     6.01 DEATH. The Employee's employment hereunder shall terminate upon his death.

     6.02 DISABILITY. If as a result of the Employee's incapacity due to physical or mental illness or disability, the Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of three
(3) consecutive months, and within thirty (30) days after notice of termination is given, (which may occur before or after the end of such three (3) month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate the Employee's employment hereunder.

     6.03 TERMINATION FOR CAUSE. The Employer may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, the Employer shall have Cause to terminate the Employee's employment hereunder upon the willful and continued failure by the Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness or disability), after written demand for substantial performance is delivered by the Employer that specifically identifies the manner in which Employer believes the Employee has not substantially performed his duties. For purposes of this paragraph, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer.

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
Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for the Employer's intent to terminate for Cause, (ii) an opportunity for the Employee, together with his counsel, to be heard before the Chief Executive Officer of the Employer, or if the Employee is the Chief Executive Officer, at a meeting of the Board of Directors (held upon reasonable notice to all directors), and (iii) delivery to the Employee of a Notice of Termination as defined in Section 6.05 hereof from the Chief Executive Officer of the Employer or from the Board of Directors (upon vote of not less than a majority of the directors then in office), as appropriate, finding in good faith that the Employee was guilty of conduct constituting Cause as set forth above, and specifying the particulars thereof in detail.

     6.04 TERMINATION BY EMPLOYEE. This Agreement may be terminated by the Employee for Good Reason by giving the Employer Notice of Termination in accordance with Section 6.05 hereof. For purposes of this Section, Good Reason shall mean (i) a failure by the Employer to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such non-compliance has been given by the Employee to the Employer, of (ii) any purported termination of the Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.05 hereof (and for the purposes of this Agreement no such termination shall be effective).

     6.05 NOTICE OF TERMINATION. Any termination of the Employee's employment by the Employer or by the Employee (other than termination by reason of the Employee's death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and which shall state the Date of Termination in accordance with Section 6.06 below.

     6.06 DATE OF TERMINATION. For the purposes of this Agreement, Date of Termination shall mean

          (i) if the Employee's employment is terminated by his death, the date of his death,

          (ii) if the  Employee's  employment is terminated  pursuant to Section
     6.02 above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period,

          (iii) if the Employee's  employment is terminated  pursuant to Section
     6.03 above, the date specified in the Notice of Termination, and

          (iv) if the Employee's employment is terminated by the Employee pursuant to Section 6.04 above, the date specified in the Notice of Termination is given; provided however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties,

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
     by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     6.07 EFFECT OF TERMINATION OF COMPENSATION.

     (A) During any period that the Employee fails to perform his duties hereunder as a result of incapacity by reason of physical or mental illness or disability, the Employee shall continue to receive his full salary at the rate in effect for such period until his employment is terminated pursuant to Section
6.02 hereof and thereafter until the end of the then current term of this Agreement.

     (B) If the Employee's employment is terminated by death, Employer shall pay to the Employee's spouse, or if he leaves no spouse, to his estate, the amounts which would have been payable to the Employee at the times payable had he survived for one (1) year from the date of his death.

     (C) If the Employee's employment shall be terminated for Cause, the Employer shall pay Employee his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

     (D) If (a) in breach of this Agreement, the Employer shall terminate the Employee's employment other than pursuant to Section 6.02 or 6.03 hereof (if being understood that a purported termination pursuant to Section 6.02 or 6.03 hereof which is disputed and finally determined not to have been proper shall be a termination by Employer in breach of this Agreement) or (b) the Employee shall terminate his employment for Good Reason, then

     (1) The Employer shall pay the Employee his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

     (2) In lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination, the Employer shall pay as severance pay to the Employee an amount equal to one (1) times the Employee's annual salary rate in effect at the Date of Termination in substantially equal monthly installments on the last day of each month commencing with the month in which the Date of Termination occurs and continuing for twelve (12) months.

     (E) The Employee shall not be required to mitigate the amount of any payment provided for in the Section 6.07 by seeking other employment or otherwise, and, if he obtains other employment following termination, amounts received in connection therewith shall not reduce amounts to which he is entitled hereunder.

     6.08 EFFECT OF TERMINATION BY EMPLOYEE ON PARTICULAR COMPENSATION. In the event of the termination of this Agreement by the Employee without Good Reason prior to the term of employment specified herein, notwithstanding any bonus or incentive plan requirement of employment at the time an award is made, the Employee shall be entitled to an award if all other plan performance criteria have been met.

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
                                    ARTICLE 7
                        COUNSEL FEES AND INDEMNIFICATION

     7.01 TERMINATION DISPUTES. Should (i) Employer terminate or seek to terminate this Agreement for Cause, and Employee disputes such termination or attempted termination ; or (ii) Employee elects to terminate his service hereunder, and Employer disputes said action and the amount of compensation owing; Employer and Employee shall each pay their own costs incurred in said dispute, including attorney fees and costs.

     7.02 INDEMNIFICATION. Employer shall indemnify and hold Employee harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees incurred by Employee, in connection with the defense of, or as a result of any action, or proceeding (or any appeal from any action or proceeding) in which Employee is made or threatened to be made a party by reason of fact Employee was or is an officer of Employer, regardless of whether such action or proceeding is one brought by or in the right of Employer, to procure judgment in its favor (or other than by or in the right of the Employer).

     7.03 AUTHORITY TO ACT. Employer warrants and represents that the undertakings of payment and indemnification as set forth in Section 7.02 above is not in conflict with the Employer's articles of incorporation, bylaws, or with any validly existing agreement or other proper corporate action of Employer. The Board of Directors of the Employer have taken whatever action is necessary to approve/ratify the appointment of the Employee to the position described herein and of this Agreement.

                                    ARTICLE 8
                               GENERAL PROVISIONS

     8.01 NOTICES. Any notices to be given hereunder by either party to the other may be effected in writing by personal delivery, U. S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing on the signature page of this Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally or by mail shall be deemed communicated as of actual receipt.

     8.02 INCLUSION OF ENTIRE AGREEMENT HEREIN. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

     8.03 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of any successor to the Employer.

     8.04 LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

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
     8.05 PAYMENT OF MONEYS DUE DECEASED EMPLOYEE. Excepting as expressly directed herein, if Employee dies prior to the expiration of the term of employment, any moneys due him from the Employer under this Agreement as of the date of his death shall be paid to his executors, administrators, heirs, personal representatives, successors and assigns.

     8.06 AMENDMENT. This Agreement and its Schedules may be amended from time to time only by a writing signed by each of the parties hereto.

     This Agreement is executed this 1st day of June, 1998 as shown by the signatures of the parties below.


PRECISION PLASTICS MOLDING, INC.         MAJORITY SHAREHOLDER CONSENT:
                                         DIAMOND EQUITIES, INC.

/s/ David D. Westfere
------------------------------           /s/ Todd D. Chisholm
By: David D. westfere                    ------------------------------
Title: Chief Executive Officer           By: Todd D. Chisholm
                                         Title: Director/Chief Financial Officer


EMPLOYEE


/s/ David D. Westfere
------------------------------
By: David D. westfere
Address: 105 E. Ellis Drive
         Tempe, AZ 85282

                                   SCHEDULE A
                                       TO
                              EMPLOYMENT AGREEMENT

Duties:

     Executive Management of Precision Plastics Molding, Inc. including areas of operations, sales, and finance of the plastic injection molding facilities.


PRECISION PLASTICS MOLDING, INC.         MAJORITY SHAREHOLDER CONSENT:
                                         DIAMOND EQUITIES, INC.

/s/ David D. Westfere
------------------------------           /s/ Todd D. Chisholm
By: David D. westfere                    ------------------------------
Title: Chief Executive Officer           By: Todd D. Chisholm
                                         Title: Director/Chief Financial Officer


EMPLOYEE


/s/ David D. Westfere
------------------------------
By: David D. westfere
Address: 105 E. Ellis Drive
         Tempe, AZ 85282

                                  SCHEDULE B
                                       TO
                              EMPLOYMENT AGREEMENT

Basic Compensation

Basic Salary:

Salary:   $ 40,000       for annual sales up to $2.5 million
          $ 60,000       for annual sales from $2.5 million to $5 million
          $ 80,000       for annual sales from $5 million to $7.5 million
          $100,000       for annual sales from $7.5 million to $10 million
          $150,000       for annual sales from $10 million to $15 million
          $200,000       for annual sales from $15 million to $20 million

Terms of Payment:

Regular Employer payroll schedule, except that a portion of salary may be deferred and will accrue from June 1, 1998 until such time as the cash flow of the Company permits full salary payment.


PRECISION PLASTICS MOLDING, INC.         MAJORITY SHAREHOLDER CONSENT:
                                         DIAMOND EQUITIES, INC.

/s/ David D. Westfere
------------------------------           /s/ Todd D. Chisholm
By: David D. westfere                    ------------------------------
Title: Chief Executive Officer           By: Todd D. Chisholm
                                         Title: Director/Chief Financial Officer


EMPLOYEE


/s/ David D. Westfere
------------------------------
By: David D. westfere
Address: 105 E. Ellis Drive
         Tempe, AZ 85282

                                   SCHEDULE C
                                       TO
                              EMPLOYMENT AGREEMENT

             PERFORMANCE REQUIREMENT AND BONUS AND STOCK OPTION PLAN

Performance Requirement:

Positive earnings before depreciation, interest and taxes (EBDIT).

Bonus Plan:

EBDIT at the following minimum threshold and bonus rate, to be applied as a percent of EBDIT to determine bonus amount earned by Employee.

EBDIT Threshold                         Bonus Rate

$1 million                              5%

Stock Option Plan:

Each year employee will be granted the option of purchasing 100,000 shares of the common stock of the Company at $.02 per share.


PRECISION PLASTICS MOLDING, INC.         MAJORITY SHAREHOLDER CONSENT:
                                         DIAMOND EQUITIES, INC.

/s/ David D. Westfere
------------------------------           /s/ Todd D. Chisholm
By: David D. westfere                    ------------------------------
Title: Chief Executive Officer           By: Todd D. Chisholm
                                         Title: Director/Chief Financial Officer


EMPLOYEE


/s/ David D. Westfere
------------------------------
By: David D. westfere
Address: 105 E. Ellis Drive
         Tempe, AZ 85282

                                   SCHEDULE D
                                       TO
                              EMPLOYMENT AGREEMENT

                        VACATION: HOLIDAYS AND SICK LEAVE

Vacation:

First year of agreement                 Three weeks
Subsequent years                        Four weeks

Holidays:

New Years Eve, New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Eve, and Christmas Day.

Paid Sick Leave:

5 days per year.


PRECISION PLASTICS MOLDING, INC.         MAJORITY SHAREHOLDER CONSENT:
                                         DIAMOND EQUITIES, INC.

/s/ David D. Westfere
------------------------------           /s/ Todd D. Chisholm
By: David D. westfere                    ------------------------------
Title: Chief Executive Officer           By: Todd D. Chisholm
                                         Title: Director/Chief Financial Officer


EMPLOYEE


/s/ David D. Westfere
------------------------------
By: David D. westfere
Address: 105 E. Ellis Drive
         Tempe, AZ 85282

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